EXHIBIT 99.1

For Immediate Release	Contact Information
Monday, April 7, 2008	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO RESOURCES CLOSES ADDITIONAL PRIVATE PREFERRED STOCK TRANSACTION

SAN ANTONIO--(BUSINESS WIRE)--TXCO Resources Inc. (Nasdaq: TXCO) today announced the successful closing of its private placement of an additional 13,909 shares, or $13,909,000, of Series D Convertible Preferred Stock, effective April 4, 2008. Pursuant to the Securities Purchase Agreement entered into on February 28, 2008, the buyers had an option to purchase additional shares of Series D Convertible Preferred Stock by delivering written notice to the Company on or prior to March 20, 2008. On March 20, 2008, the Company received a notice from one of the buyers electing to exercise its option to purchase an additional 13,909 shares of Series D Convertible Preferred Stock at a purchase price of $1,000 per share.

Details regarding the private placement are more fully discussed in a Form 8-K filed with the Securities and Exchange Commission on April 7, 2008.

Lazard Frères & Co. LLC served as lead placement agent in the private offering. BMO Capital Markets Corp. served as co-placement agent.

About TXCO Resources

TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO’s business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq’s Global Select Market under the symbol “TXCO.”

Forward-Looking Statements

Statements in this press release that are not historical, including statements regarding TXCO’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company’s operating and financial results is included in TXCO’s annual report on Form 10-K for the year ended December 31, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO’s Web site at www.txco.com. Copies are available without charge, upon request from the Company.